                                                                    EXHIBIT 12

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                (IN THOUSANDS)

                                                        YEAR ENDED DECEMBER 31,
                                         ----------------------------------------------------
                                             1992      1993      1994       1995       1996
                                         ---------- --------- --------- ---------- ----------
Fixed charges:
 Interest expense (1)....................  $ 37,024   $39,686   $39,482   $ 45,231   $ 60,339
 Rental expense included in fixed
  charges................................     1,955     2,157     2,856      3,755      4,887
                                         ---------- --------- --------- ---------- ----------
  Total fixed charges....................    38,979    41,843    42,338     48,986     65,226
                                         ---------- --------- --------- ---------- ----------
Earnings:
 Pre-tax (loss) income...................   (13,299)   (2,817)   27,689    (11,773)   (47,410)
 Plus: fixed charges.....................    38,979    41,843    42,338     48,986     65,226
                                         ---------- --------- --------- ---------- ----------
  Total earnings.........................  $ 25,680   $39,026   $70,027   $ 37,213   $ 17,816
                                         ---------- --------- --------- ---------- ----------
Ratio of earnings to fixed charges (2) ..        --        --      1.7x         --         --
                                         ========== ========= ========= ========== ==========

------------
(1)    Interest expense excludes amortization of deferred financing fees.
(2) Earnings were insufficient to cover fixed charges by $13.3 million, $2.8 million, $11.8 million and $47.4 million for the years ended December 31, 1992, 1993, 1995 and 1996, respectively. However, this deficiency reflects non-cash charges for depreciation and amortization of goodwill and other intangibles, and amortization of financing costs and debt discount of $21.1 million, $19.3 million, $23.4 million and $33.4 million for the respective fiscal years discussed above. Earnings were sufficient to cover fixed charges in 1994 due to the recognition of a gain on the sale of a partial interest in the Company's currently deconsolidated subsidiary, Welcome Home.